SaveDaily, Inc. Announces Appointment of Steve Durbin, Jr. to Board of Directors

Through Quail Bend, LLC he is a principal investor and shareholder of SaveDaily

Seal Beach, CA (June 19, 2012) – SaveDaily, Inc. (OTCBB: SAVY), the leading provider of low cost mutual fund investing platforms used by financial institutions, announced today that Steve Durbin, Jr., President and founder of Quail Bend, LLC has been appointed to the Company’s Board of Directors. "We are very pleased to welcome Mr. Durbin to SaveDaily's Board of Directors," Greg Vacca, President of SaveDaily stated, "his background and track record in finance and his experience in the public and private capital markets provide a natural fit to our board."

“Mr. Durbin’s breadth of experience is ideally suited to help SaveDaily execute its strategy to bring cost-effective investment services to everyday savers” said Jeff Mahony, Chief Executive Officer of SaveDaily. “His addition to our Board of Directors comes at an especially critical time as the Company looks to both grow its partner network and increase its penetration of existing clients and account holders.”

“We at Quail Bend remain excited about our investment in SaveDaily and so this appointment is very meaningful for me to reaffirm my active commitment to the SaveDaily team. I strongly believe the Company has a unique product offering that will change the investing landscape for everyday savers by affordably offering them a portfolio of investment products that normally would only be available to wealthy investors,” said Mr. Durbin. Additionally, he noted that "the industry dynamics are strong and SaveDaily is well poised to expand and enhance its leadership position. It’s rare to find a Company that has the potential to alter the financial services industry so dramatically and I look forward to working with the Company to achieve this level of success."

Background on Quail Bend, LLC and Mr. Durbin

Mr. Durbin founded Quail Bend, LLC in early 2010 to pursue small and micro cap investing in both the public and private markets. Quail Bend raises capital for its private equity investments on a deal-by-deal basis and generally employs classic value investing principals and focuses on transactions under $50 million. In 2012 Quail Bend formed SaveDaily Partners, LP as a special purpose entity to provide SaveDaily, Inc. with a senior secured convertible loan of up to $3.0 million.

During 2010 and 2011 Mr. Durbin acted as Senior Managing Director and Head of Investment Banking at The Watley Group, a boutique financial services firm that provides operating and advisory services to companies in complex situations. From 2006 to 2009 Mr. Durbin worked at Red Mountain Capital Partners, a small cap value hedge fund, where he was a Principal and responsible for sourcing and managing investments.  Prior to joining Red Mountain, Mr. Durbin was an Associate at Oak Hill Capital Partners where he focused on the business and financial services sectors.  Prior to Oak Hill, Mr. Durbin was an investment banker at JP Morgan where he focused on financial sponsor clients.  Mr. Durbin graduated from Harvard with an A.B. in economics.  He lives in Los Angeles, CA with his wife and their son.

About SaveDaily
SaveDaily offers investment and record-keeping services to its intermediary partners, as well as directly to clients through a variety of white-labeled interfaces. SaveDaily owns its proprietary financial services platform, which helps financial intermediaries bring suitable and affordable investment services to everyday savers and investors.  SaveDaily, through its financial services partners, has the capability of making virtually any mutual fund available to its clients. SaveDaily conducts its business through its wholly owned subsidiary, SaveDaily.com, Inc., which is headquartered in Seal Beach, California and is a Registered Investment Advisor with the Securities and Exchange Commission.  For more information, visit www.savedaily.com.

Forward Looking Statements
Statements in this press release that are not statements of historical or current fact constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding pending litigation and the timing and outcome of those proceedings. Such forward-looking statements are based on expectations, estimates and projections about the markets in which the Company operates, management’s beliefs, and certain assumptions made by management and involve known and unknown risks, uncertainties and other unknown factors that could cause the actual results of the Company to be materially different from the historical results or from any future results expressed or implied by such forward-looking statements, including but not limited to (1) the outcome of any legal proceedings that have been or may be initiated by the Company or that may be initiated against the Company; (2) the ability of the Company to continue deploying on its low cost platform and to achieve widespread customer adoption of the Company’s product and service offerings; and (3) the possibility that Company may be adversely affected by other economic, business, and/or competitive factors. In addition to statements which explicitly describe such risks and uncertainties, readers are urged to consider statements labeled with the terms “believes,” “belief,” “expects,” “intends,” “anticipates,” or “plans” to be uncertain and forward-looking. The forward-looking statements contained herein are also subject generally to other risks and uncertainties that are described from time to time in the Company’s reports and registration statements filed with the Securities and Exchange Commission, including those under the heading “Risk Factors” in Company’s Current Report on Form 8-K filed with the SEC on August 30, 2011 and in the Company’s Quarterly Report on Form 10-Q filed with the SEC on November 14, 2011.  Many of the factors that determine the outcome of the subject matter of this press release are beyond the Company’s ability to control or predict. Except as required by law, the Company is under no duty to update any of the forward-looking statements after the date of this press release to conform to actual results.

Company Contact:
Greg Vacca
SaveDaily Inc.
562.795.7500  ext 1020
greg.vacca@savedaily.com

Media Contact:
Krush Creative Group
Katherine Hills
949.753.9069
949.697.9715 (mobile)
kathy@krushcreative.com